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                                 Client:          COMMERCIAL BANCORP
                                 Client Contact:      R. B. Tibbatts
                                                     President & CEO
                                                      (503) 399-2946

                                                  WEST COAST BANCORP
                                                  Victor L. Bartruff
                                                     President & CEO
                                                      (503) 265-6666


        OREGON'S WEST COAST BANCORP AND COMMERCIAL BANCORP SHAREHOLDERS

                    OVERWHELMINGLY APPROVE MERGER OF EQUALS

         Lake Oswego, OR - February 28, 1995 -- Following separate shareholder meetings held Monday, West Coast Bancorp (NASDAQ: WCBO) Newport, Oregon, and Commercial Bancorp (NASDAQ: CBOR) Salem, Oregon, today announced the completion of the merger of equals of the two holding companies. Shareholders of each company overwhelmingly approved the combination, which received all necessary State and Federal regulatory approvals.

         The combined company will commence operation March 1,1995, under the West Coast Bancorp name utilizing the Commercial Bancorp charter. The combined organization now at approximately $445 million in assets is the second largest community bank holding company based in Oregon. The West Coast Bancorp corporate offices will be located in the Kruse Woods business center in Lake Oswego.

         The merger of equals calls for former West Coast Bancorp share holders to receive .60 shares of stock of the combined holding company for each share currently owned. Former Commercial Bancorp shareholders will continue to have one share in the combined holding company for each share now owned. Former West Coast and Commercial Bancorp shareholders will be receiving instructions in early March on how to exchange their stock certificates for new West Coast Bancorp stock certificates.

         Under the new holding company, West Coast Bancorp will be the parent company of The Bank of Newport, The Commercial Bank, and Valley Commercial Bank. Each bank will continue operations serving the local communities with local Boards of Directors and management, and will retain significant autonomy and local decision making authority.

         For the year ended December 31, 1994, the combined West Coast Bancorp earned net income of $6.8 million of $1.67 per share, before $922,000 of non-recurring merger related and reorganization costs. Net income was $5.9 million of $1.44 per share after the merger related costs. The proforma combined equity of the corporation at year-end 1994 was $43.2 million, with 4.3 million shares outstanding, and a book value of $10.16 per share.




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SHAREHOLDERS APPROVE MERGER OF WEST COAST BANCORP AND COMMERCIAL BANCORP
February 28, 1995
Page Two

         Net loans of the combined organization of $276 million represented approximately 62 percent of total assets. The branch network of the new organization includes 24 full and limited service branches with deposits in excess of $371 million.

         Rodney B. Tibbatts, formerly president and chief executive officer of Commercial Bancorp, and Victor L. Bartruff, formerly president and chief executive officer of West Coast Bancorp and The Bank of Newport, are assuming the roles of Co-Presidents and Co-Chief Executive Officers of the combined West Coast Bancorp. Tibbatts will assume leadership for holding company administration and non-bank operating units and Bartruff will remain president of The Bank of Newport and be responsible for all banking operations.

         "This merger of equals with co-chief executive officers creates a foundation for us to implement supercommunity banking in Oregon. We will continue the community-directed banking philosophy, and achieve some efficiencies and cost control measures in support services for our various subsidiaries", said Bartruff.

         "At the same time," Tibbatts noted, "we are well positioned for future growth with an expanded franchise area, increased personal and business financial services and greater management depth."

         The Board of Directors for the new entity comprises seven members from each of the previous holding company boards. In addition to Bartruff and Tibbatts they are: Lester D. Green, chairman; Gary D. Putnam, vice chairman; Lloyd D. Ankeny, Iral D. Barrett, Phillip G. Bateman, Chester C. Clark, Stanley M. Green, C. Douglas McGregor, Robert D. Morrison, William B. Loch, Jack E. Long, and J.F. Ouderkirk.

         The Bank of Newport was founded in 1925 in Newport. The bank operates seven full service branches including a business banking office in Lake Oswego. Additionally, two new business banking offices, one in downtown Portland and one in Clackamas (East Portland), will be in operation by April 1995. West Coast Bancorp also operates a commercial and residential mortgage brokerage business in Lake Oswego.

         The Commercial Bank was founded in 1955 in Salem. Eleven full service, two limited service branches, and one business banking center are operated throughout the Mid-Willamette Valley. In addition, the bank offers trust, investment, commercial, and mortgage loan services. In 1994, the bank signed a definitive agreement to acquire Great Western Bank of Dallas, Oregon which has assets of approximately $10 million. This acquisition is expected to close within the first quarter of 1995.




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SHAREHOLDERS APPROVE MERGER OF WEST COAST BANCORP AND COMMERCIAL BANCORP
February 28, 1995
Page Three

         Valley Commercial Bank which serves western Washington County, was acquired in 1991 by Commercial Bancorp. Headquartered in Forest Grove this $16 million bank has an additional branch in North Plains and a new branch in Hillsboro.

EDITOR'S NOTE - The following information describes how the NASDAQ stock market will be appearing the date the merger is consummated. The first day of trading the symbol will be WCBOD. The name will appear on the NASDAQ work station as West Coast New S2 S3. The second day of trading the name will be West Coast BNCP New. That symbol will remain for 30 days including the D, after 30 days the D will be removed and the new name will be West Coast Bancorp (WCBO).

NOTE:  Transmitted on Business Wire at 12:10 p.m. PST, February 28, 1995

WEST COAST BANCORP (NASDAQ:WCBO) IS NOT: NASDAQ:WCBC (California) or NASDAQ:WBAN (Florida).